EXHIBIT 10.5

MEDIA BUYING AGREEMENT

This Media Buying Agreement (the “Agreement”) is dated May 5, 2022 (the “Effective Date”) and is between Brightcast llc and DOMAIN DEVELOPMENT CORPORATION (“BRIGHTCAST”) and Eva Live Inc (“Company”). The parties agree as follows:

1.	Appointment of Company. Subject to the terms and conditions of this Agreement, BRIGHTCAST wishes to engage Company to provide the Services set out herein.

2.	Services. For purposes of this Agreement, the “Services” to be performed by Company shall mean the following:

a.	Company is the media buyer and is being granted permission by BRIGHTCAST to make media buys for BRIGHTCAST and/or approved affiliates of BRIGHTCAST. Ad spend targets, ad spend sources and any changes thereto must be mutually agreed upon in writing between the parties (email sufficing), provided that Company may, in its reasonable discretion, pause any media buy campaign in accordance with the terms of this Agreement and BRIGHTCAST may, in its sole discretion, request a pause of any media buy campaign in accordance with the terms of this Agreement.
b.	Site visitors will be directed by Company to landing pages that are mutually agreed upon with BRIGHTCAST, which will leverage BRIGHTCAST’s agreement with Oath Holdings, Inc. dated July 11, 2007 (the “Oath Agreement”) for advertising revenue (formerly known as Yahoo Holdings, Inc., now owned by Verizon Media Group) (“Oath”).
c.	Company will be responsible for contributing and/or funding the money for the ad spends on behalf of BRIGHTCAST.

3.	Responsibilities of BRIGHTCAST. To facilitate Company to perform the Services BRIGHTCAST undertakes the following:

a.	Revenue generated from such ad spends shall be owed and paid by Oath to BRIGHTCAST pursuant to the Oath Agreement. BRIGHTCAST will then pay the Fees to Company, in accordance with the provisions of Section 4 below, contingent on the limitations of Section 5, as outlined below.
b.	BRIGHTCAST will provide Company with 24/7 access to a proprietary revenue reporting platform (the “BRIGHTCAST Platform” which will permit Company to track estimated net paid search revenues. BRIGHTCAST grants to Company a limited revocable license to use the BRIGHTCAST Platform solely in connection with performance of the Services under this Agreement (the “BRIGHTCAST Platform License”). BRIGHTCAST represents that it owns or licenses all intellectual property associated with the BRIGHTCAST platform that is required to grant the BRIGHTCAST Platform License to Company.

4.	Revenue Share Fees. Subject to Company’s full compliance with this agreement, BRIGHTCAST will pay to Company a revenue share (the “Fees”) of eighty-five percent (85%) of “Paid Search Revenues” upon BRIGHTCAST receiving search revenues due by Oath (also known as VMG or Yahoo). “Paid Search Revenues” for any period means search revenues received by BRIGHTCAST pursuant to the Oath Agreement and related to this Media Buying Agreement. The revenue share amounts will be due and payable for the term of this Agreement between BRIGHTCAST and Company, so long as this Agreement remains in effect. Payment of Fees owed by BRIGHTCAST to Company will occur within ten (10) days upon receipt of payment from Oath. Only ad buys attributed to Company will be considered for the revenue share outlined in this Section 4.

5.	Clawbacks. Fees paid to BRIGHTCAST under the Oath Agreement with respect to poor quality traffic, ad creatives that are not in compliance with Oath policies, or for any other reason at Oath’s sole discretion are subject to clawbacks pursuant to the Oath Agreement following payment of such fees by Oath to BRIGHTCAST, it being agreed that clawback responsibilities shall survive the termination of this Agreement for purposes of recouping any applicable clawback from Company. If traffic generated by Company’s performance of the Services becomes subject to such a clawback under the Oath Agreement or otherwise and it is clear, based on industry standards, that Company is at fault for causing the clawback, Company will refund to BRIGHTCAST one hundred percent (100%) of any such clawbacks, refunds or deductions imposed by Oath. If traffic generated by Company’s performance of the Services becomes subject to such a clawback under the Oath Agreement or otherwise and it is unclear, based on industry standards, who is at fault for causing the clawback, Company will refund to BRIGHTCAST fifty percent (50%) of the actual costs associated with such clawback imposed by Oath. If a clawback is principally due to policy violations under the Oath Agreement or otherwise by BRIGHTCAST, then BRIGHTCAST will be responsible for one hundred percent (100%) of any such clawbacks, refunds or deductions imposed by Oath.

6.	Availability; Changes. During the Term, Company agrees to use reasonable effort to maintain, at all times, the operation and availability of the Company’s Services, subject to temporary suspensions or delays due to causes beyond the Company’s reasonable control and to Company’s right to suspend any Services in accordance with the terms of this Agreement. Company will notify BRIGHTCAST of any such suspension as soon as reasonably practicable. If the data provided to Company through the BRIGHTCAST Platform is not in substantial alignment with actual net paid search revenues as determined in Company’s reasonable discretion, then, notwithstanding any other provision of this Agreement, Company may pause any media buying campaign until such time as accurate information is provide to Company through the BRIGHTCAST Platform. If the BRIGHTCAST Platform does not provide accurate estimated net paid search revenues for a period of two (2) weeks, Company may terminate this agreement on one (1) week notice.

7.	Full Disclosure. Company agrees to, at all times during the term of this Agreement, provide BRIGHTCAST with full visibility into the buying tactics, sources, and creatives related to Services provided under this Agreement. Company will provide BRIGHTCAST with access to a complete list of implementation listings and/or advertisements, keywords and creatives on a weekly basis, unless there is an open inquiry by Oath in which case all requested information must be provided within two hours of written request during standard business hours.

8.	Oath & Verizon Media Group Policies, Updates, and Requirements. BRIGHTCAST and Company agree to and are responsible, at all times during the Term of this Agreement, to adhere to Oath’s and Verizon Media Group’s written policies and requirements in effect during the Term and shared with or made available to the applicable party.

9.	Traffic Quality. Pursuant to the Oath Agreement, all traffic must adhere to traffic quality targets of 7 for desktop and 5 for mobile (the “Oath Traffic Quality Requirements”), unless BRIGHTCAST modifies those targets for any reason (email sufficing). Company will use commercially reasonable efforts to comply with the Oath Traffic Quality Requirements. If BRIGHTCAST reasonably believes the Oath Traffic Quality Requirements are not being met, Company will pause any campaign within three hours upon written request from BRIGHTCAST during standard business hours. If Company is unable to pause a campaign within three hours of receipt of a written request from BRIGHTCAST during standard business hours, BRIGHTCAST, at its sole discretion, may disable the lander page(s).

10.	Confidentiality. Company and BRIGHTCAST shall each (a) hold the Confidential Information of the other Party in trust and confidence, using the same degree of care as it uses to avoid unauthorized use, disclosure, or dissemination of its own Confidential Information of a similar nature, but not less than reasonable care, (b) disclose the Confidential Information of the other Party only to those of its employees and consultants having a need to know in order to meet its obligations hereunder as long as said employees and consultants are bound to confidentiality obligations that are consistent with this Agreement, and (c) not use the Confidential Information of the other Party for any purpose whatsoever except as expressly contemplated under this Agreement. Each Party shall be responsible for compliance with this Agreement by its employees and consultants. The Receiving party will promptly return or destroy the other party’s Confidential Information upon request of the Disclosing Party.

a.	The term “Confidential Information” shall mean any and all information, business practices, or proprietary materials (in every form and media) not generally known in the relevant trade or industry and which have been or are hereafter disclosed or made available by either Party (the “Disclosing Party”) to the other (the “Receiving Party”) in connection with the efforts contemplated hereunder, including, without limitation, (a) all trade secrets and other intellectual property, (b) existing or contemplated products, services, designs, technology, processes, technical data, engineering, techniques, methodologies and concepts and any information related thereto, (c) Personal Information, (d) information relating to business plans, relationships, processes, sales or marketing methods and Company lists or requirements and (e) this Agreement and information disclosed by either party in connection with the preparation, negotiation and performance of this Agreement.
b.	The obligations under this Section 10 will not apply to information that the Receiving Party can demonstrate (a) was in its possession at the time of disclosure and without restriction as to confidentiality, (b) at the time of disclosure was generally available to the public or after disclosure becomes generally available to the public through no breach of agreement or other wrongful act by the Receiving Party, (c) has been received from a third Party without restriction on disclosure and without breach of agreement by the Receiving Party, or (d) is independently developed by the Receiving Party without reference to or use of the Confidential Information of the Disclosing Party. In addition, the Receiving Party may disclose Confidential Information as required to comply with binding orders of governmental entities that have jurisdiction over it, provided that the Receiving Party (A) gives, if possible, the Disclosing Party reasonable written notice to allow the disclosing Party to seek a protective order or another appropriate remedy, (B) discloses only such Confidential Information as is required by the governmental entity, and (C) uses commercially reasonable efforts to obtain confidential treatment for any Confidential Information so disclosed.
c.	The parties agree that Personal Information will in no event be deemed to be subject to any exclusion set forth in subsection b, and Company hereby represents, warrants and certifies that its collection, access, use, storage, disposal, and disclosure of Personal Information does and will comply with federal and state privacy and data security laws, as well as any other applicable regulations and policies.

11.	Intellectual Property.

a.	Company acknowledges and agrees that BRIGHTCAST or its licensors are and shall remain the sole and exclusive owners of all BRIGHTCAST Intellectual Property. BRIGHTCAST acknowledges and agrees that Company or its licensors are and shall remain the sole and exclusive owners of all Company Intellectual Property.
b.	For purposes of this Agreement, “Intellectual Property” or “Intellectual Property Rights” means all inventions and/or works and any and all rights under U.S. and/or foreign patents, trade secrets, know-how, copyrights, and other industrial or intangible property rights of a similar nature; all rights pursuant to grants and/or registrations worldwide in connection with the foregoing and all other rights with respect thereto; all rights under applications for any such grant or registration, all rights of priority under international conventions to make such applications and the right to control their prosecution, and all rights under amendments, continuations, divisions and continuations-in-part of such applications; and all rights under corrections, reissues, patents of addition, extensions and renewals of any such grant, registration and/or right.

12.	No Warranty. NEITHER PARTY MAKES ANY WARRANTIES OR REPRESENTATIONS, AND EXPRESSLY DISCLAIMS ALL WARRANTIES AND REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR NON-INFRINGEMENT, OR ARISING OUT OF COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE WITH RESPECT TO THIS AGREEMENT OR THE SERVICES SOLD IN CONNECTION HEREWITH.

13.	Limitation of Liability. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT REGARDLESS OF THE LEGAL THEORY UPON WHICH SUCH CLAIM FOR DAMAGES IS BASED, EVEN IF THE OTHER PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR IF SUCH DAMAGES COULD HAVE BEEN REASONABLY FORESEEN. IN NO EVENT WILL EITHER PARTY’S LIABILITY UNDER THIS AGREEMENT EXCEED THE AMOUNT OF REVENUE SHARE OWED UNDER WHICH SUCH CLAIM AROSE. IF AS A MATTER OF LAW EITHER PARTY MAY NOT DISCLAIM ANY PARTICULAR WARRANTY, THE SCOPE AND DURATION OF SUCH WARRANTY SHALL BE THE MINIMUM PERMISSIBLE UNDER APPLICABLE LAW. To the maximum extent permissible under applicable law, the parties agree that any liability on the part of either party, arising out of the performance or non-performance of this Agreement will be limited to direct damages that are within each party’s control and will not exceed the greater of (i) a sum equal to the sum of the Fees paid in the twelve months prior to the breach or (ii) five hundred thousand dollars ($500,000).

14.	Indemnification. Each party will indemnify and hold harmless the other party from and against any claims or actions made by any third party arising from any damages, costs, losses or other expenses (including reasonable attorney’s fees) to the extent proximately caused by the acts or omissions of such, including any unauthorized representations or warranties made by the other party.

15.	Business Conduct. During the Term, each Party shall (i) maintain high standards of professionalism and will refrain from any conduct that damages the reputation of the other Party, and (ii) except as set forth herein and unless otherwise agreed in writing, not make any representations or warranties on behalf of the other Party.

16.	Term and Termination. The term of this Agreement (the “Term”) shall begin the Effective Date and continue until terminated by either party, with or without cause, and with or without the giving of any reasons, by giving written notice thereof to the other party at least thirty (30) calendar days before the termination is to be effective. Upon termination of the Agreement for any reason, BRIGHTCAST will pay any Fees due and owed to Company as of the effective date of termination of this Agreement upon receipt of the associated revenue. The provisions of this Agreement requiring payment of Fees earned prior to termination and those of Confidentiality, as outlined in Section 10, shall survive any termination of this Agreement.

If either party materially breaches any provision of this agreement the non-breaching party shall have the right to immediately terminate this agreement by giving written notice thereof to the party in breach, which termination shall go into effect immediately on receipt. In addition, BRIGHTCAST may terminate this Agreement in whole, immediately upon notice, as required by Oath.

17.	Dispute Resolution. The parties will attempt in good faith to resolve informally any disputes or disagreements relating to this Agreement. The aggrieved party will notify the other party in writing of the nature of the dispute with as much detail as possible. Each party will designate a representative with full authority to address and resolve the dispute. The designated representatives will meet (in person or by telephone) no later than 15 business days after the date of the written notification to reach an agreement about the nature of the dispute and the corrective action the parties will take. If the designated representatives do not meet or are unable to agree on corrective action, the parties will have 30 days within which to institute a one-day mediation with a third-party mediator mutually agreeable to both parties. The parties will share the cost of the mediation, exclusive of attorneys’ fees. Neither party may initiate legal action to enforce its rights until both parties have substantially complied with or waived this dispute resolution procedure.

18.	Force Majeure. Neither party will be liable or in default or otherwise responsible for delays or failures in performance resulting from acts of God; acts of war or civil disturbance; epidemics; governmental action or inaction; fires; earthquakes; unavailability of labor, materials, power, or communication; or other causes beyond that party’s reasonable control.

19.	Non-exclusive Relationship. BRIGHTCAST and Company are entering into a non-exclusive commercial relationship. Except as expressly set forth herein, nothing in this Agreement will prevent either Party from directly or indirectly developing, licensing, distributing, marketing, or promoting, any products or services (including products or services that are the same as or similar to the other Party’s products or services) to other companies or any other person; provided, however, that such development, licensing, distribution, marketing, and promotion, is without any use or reference to the other Party’s Confidential Information.

20.	No Assignment. Neither party shall have the right to assign or subcontract any of its obligations or duties under this Agreement, without the prior written consent the other party, which consent shall be in its sole determination.

21.	Construction. The section headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

22.	Governing Law. The laws of the state of California, without giving effect to its principles of conflicts of law, will govern all disputes arising out of this Agreement.

23.	Notices. Other than routine communications in the ordinary course of performing the obligations hereunder, notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by prepaid air courier, sent by certified mail or registered mail, to the addresses below:

To BRIGHTCAST:	Brightcast LLC
Address: 2699 Pacific Coast Highway, Suite 200
Hermosa Beach, CA 90254
Attention: Sean Moriarty
Email: sean@BRIGHTCAST.com

To Company:	Eva Live Inc
Attention: David Boulette
Email: dave@eva.live

24.	Independent Contractors. The parties are independent contractors and will have no power or authority to assume or create any obligation or responsibility on behalf of each other. This Agreement does not create or imply any partnership, agency, or joint venture.

25.	Modification; Waiver. No provisions of this Agreement may be modified or waived unless the waiver or modification is agreed to in a writing signed by the parties. No waiver by either party of any breach by the other party of, or compliance with, any condition or obligation of this Agreement to be satisfied by such other party will be a waiver of similar provisions or conditions at the same or at any prior or subsequent time.

26.	Severability. If any provision of this Agreement is found to be invalid or unenforceable, the remainder of this Agreement or the application of the provision other than those as to which it is held unenforceable will not be affected thereby, and each provision of this Agreement will be enforceable to the fullest extent permitted by law.

27.	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which taken together shall constitute one and the same Agreement.

28.	Electronic Signatures. The Parties agree that electronic signatures may be utilized for execution of this Agreement. The Parties acknowledge and agree that (i) the issuance of an electronic signature shall be valid and enforceable as to the signing Party to the same extent as an inked original signature, and (ii) these documents shall constitute “original” documents when printed from electronic files and records established and maintained by either Party in the normal course of business.

29.	Entire Agreement. This Agreement constitutes the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous written and oral agreements with respect to the subject matter. No modification of this Agreement shall be binding on either Party unless it is in writing and signed by both Parties.

IN WITNESS WHEREOF, the parties hereto have duly executed this Media Buying Agreement as of the Effective Date set forth above.

Brightcast LLC	Eva Live Inc

By:	By:
Print Name:	Print Name:	Phil Aspin
Title:	Title:	Director
Date:	Date:	16th May 2022